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                                  [LETTERHEAD]
                                  JUNE 8, 1999

Dobson Communications Corporation
13439 N. Broadway Extension, Suite 200
Oklahoma City, OK

    Re:  12 1/4% Senior Exchangeable Preferred Stock

    Ladies and Gentlemen:

    We have acted as special counsel to Dobson Communications Corporation ("Dobson" or the "Company") in connection with the resale of 12,959 shares of the Company's 12 1/4% Senior Exchangeable Preferred Stock (the "Preferred Stock"). The Preferred Stock is to be resold by a holder of shares of Preferred Stock, as more fully set forth in the prospectus which forms a part of the
Company's Registration Statement on Form S-1 (Registration No. 333-       ; the
"Registration Statement").

    In this connection we have examined the Company's Amended and Restated Certificate of Incorporation (including the Certificate of Designation creating the 12 1/4% Senior Exchangeable Preferred Stock) and Amended and Restated Bylaws, minutes of certain meetings of the Company's Board of Directors and have made such other investigations of fact and law as we deem necessary to render the opinions set forth herein.

    Based on the foregoing, we are of the opinion that the Preferred Stock, when resold, will be validly issued fully paid and non-assessable.

    We hereby consent to the reference to our firm in the Prospectus under the caption "Legal Matters."

                                          Very truly yours,

                                          /S/ MCAFEE & TAFT
                                          A Professional Corporation